United Capital Corp. SC TO I
Exhibit 99.(a)(1)(i)

OFFER TO PURCHASE FOR CASH
BY
UNITED CAPITAL CORP.
OF
UP TO 3,600,000 SHARES OF ITS COMMON STOCK
AT A PURCHASE PRICE OF $30.00 PER SHARE

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 25, 2011, UNLESS THE TENDER OFFER IS EXTENDED.

United Capital Corp., a Delaware corporation (“United Capital,” “we,” “our” or “us”), is offering to purchase up to 3,600,000 shares of its common stock, par value $0.10 per share, at a price of $30.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer.  Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.10 per share, of United Capital.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer.  However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares we seek are properly tendered.  Shares tendered but not purchased pursuant to the tender offer will be returned at our expense promptly after the expiration date.  See Section 1.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS.  SEE SECTION 7.

Our shares are currently quoted on the NYSE Amex under the symbol “AFP”.  On June 22, 2011, the last sale price of our shares reported on the NYSE Amex was $29.14 per share.  On June 16, 2011, the last day prior to the announcement of the tender offer the last sale price of our shares as reported on the NYSE Amex was $27.34 per share.  YOU ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES BEFORE DECIDING WHETHER TO TENDER YOUR SHARES.  SEE SECTION 8.

OUR BOARD OF DIRECTORS, WITH A.F. PETROCELLI ABSTAINING, HAS APPROVED THE TENDER OFFER.  HOWEVER, NEITHER UNITED CAPITAL, OUR BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES.  YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF UNITED CAPITAL HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER THE FOLLOWING NUMBER OF SHARES:  A.F. PETROCELLI, UNITED CAPITAL’S CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER AND BENEFICIAL OWNER WITH HIS WIFE BEVERLY PETROCELLI OF 73% OF OUR OUTSTANDING COMMON STOCK, 1,054,000 SHARES (CONSISTING OF 1,054,000 SHARES UNDERLYING OPTIONS); MICHAEL T. LAMORETTI, UNITED CAPITAL’S VICE PRESIDENT-REAL ESTATE OPERATIONS AND A DIRECTOR, 149,000 SHARES (INCLUDES 134,000 SHARES UNDERLYING OPTIONS); HOWARD M. LORBER, A DIRECTOR, 178,000 SHARES (INCLUDING 40,000 SHARES UNDERLYING OPTIONS AND 100,000 SHARES OWNED BY LORBER ALPHA II, L.P., AN ENTITY IN WHICH MR. LORBER MAY BE DEEMED TO BE A CONTROL PERSON); ROBERT M. MANN, A DIRECTOR, 41,400 SHARES (INCLUDING 40,000 SHARES UNDERLYING OPTIONS); ANTHONY J. MICELI, UNITED CAPITAL’S VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY AND A DIRECTOR, 156,900 SHARES (INCLUDING 134,000 SHARES UNDERLYING OPTIONS); ARNOLD S. PENNER, A DIRECTOR, 60,000 SHARES (INCLUDING 40,000 SHARES UNDERLYING OPTIONS); AND MICHAEL J. WEINBAUM, UNITED CAPITAL’S VICE PRESIDENT-REAL ESTATE OPERATIONS AND A DIRECTOR, 159,036 SHARES (INCLUDING 134,000 SHARES UNDERLYING OPTIONS).  IN ADDITION, THE WIVES OF MESSRS. LAMORETTI AND WEINBAUM AS TRUSTEES FOR THEIR MINOR CHILDREN HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER ON BEHALF OF THEIR CHILDREN 363,600 AND 363,600 SHARES, RESPECTIVELY, HELD IN TRUST FOR THE BENEFIT OF THEIR MINOR CHILDREN.  THERE CAN BE NO ASSURANCE THAT THE PERSONS DESCRIBED ABOVE WILL IN FACT TENDER OR SELL THE NUMBER OF SHARES INDICATED.  SEE SECTIONS 2 AND 11.

Questions and requests for assistance may be directed to MacKenzie Partners, Inc., the Information Agent for the tender offer, at its address and telephone number set forth on the back cover page of this Offer to Purchase.  Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, or any document incorporated herein by reference, may be directed to the Information Agent.

June 24, 2011

IMPORTANT

If you wish to tender all or any part of your shares, you should either (1)(a) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Continental Stock Transfer & Trust Company, the Depositary for the tender offer, and mail or deliver the share certificates to the Depositary together with any other documents required by the Letter of Transmittal, or (b) tender the shares according to the procedure for book-entry transfer described in Section 3, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person if you desire to tender your shares.  If you desire to tender shares pursuant to the tender offer and the certificates for your shares are not immediately available or you cannot deliver certificates for your shares and all other required documents to the Depositary before the expiration of the tender offer, or your shares cannot be delivered before the expiration of the tender offer under the procedure for book-entry transfer, you must tender your shares according to the guaranteed delivery procedure described in Section 3.

The tender offer is not being made to (nor will any tender of shares be accepted from or on behalf of) holders in any U.S. jurisdiction in which the making of the tender offer or the acceptance of any tender of shares therein would not be in compliance with the laws of such U.S. jurisdiction.  However, we may, at our discretion, take such action as we may deem necessary for us to make the tender offer in any such U.S. jurisdiction and extend the tender offer to holders in such U.S. jurisdiction.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal.  We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the tender offer.  We have not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal.  If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary.

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience.  It highlights the most material information in this Offer to Purchase, but you should understand that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase.  We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer.  We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?	United Capital Corp., which we refer to as “United Capital,” “we” or “us,” is offering to purchase shares of our common stock, par value $0.10 per share, in a tender offer.

What will the purchase price for the shares be and what will be the form of payment?
We are offering to purchase your shares at a price of $30.00 per share.  If your shares are purchased in the tender offer, you will be paid the purchase price in cash, without interest, promptly after the expiration of the tender offer.  Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment.  See Section 1.

How many shares will United Capital purchase?
We are offering to purchase 3,600,000 shares validly tendered in the tender offer, or such fewer number of shares as are properly tendered and not properly withdrawn prior to the expiration date (as defined below).  As of June 22, 2011, there were 9,194,931 shares issued and outstanding and accordingly 3,600,000 shares represents approximately 39.1% of our outstanding common stock as of June 22, 2011.  We have been advised that the holders of options to purchase 1,576,000 shares have indicated their non-binding intention to sell the underlying shares in the tender offer.  Assuming all of these options are exercised and there is no other change to our outstanding common stock then 3,600,000 shares will constitute 33.4% of our outstanding common stock.  Although the tender offer is being made to all holders of shares, A.F. Petrocelli and Beverly Petrocelli, who beneficially hold approximately 73% of the outstanding shares, have advised United Capital that they intend to tender 1,054,000 shares underlying options and do not intend to tender any additional shares that they beneficially own in the tender offer.  See Section 11.  The tender offer is not conditioned on any minimum number of shares being tendered.  See Section 7.

Why is United Capital making the tender offer?
In order to obtain significant cost savings among other reasons, United Capital’s Board has approved the delisting of our common stock from trading on the NYSE Amex and the termination of the registration of our shares under the Securities Exchange Act of 1934 as amended (the “Exchange Act”).  United Capital believes that the public trading market for the shares has been and will continue to be characterized by low trading volume which would make it difficult for stockholders, who no longer wish to remain stockholders of a non-reporting company whose shares are traded on a over-the-counter market, to sell their shares prior to a delisting and deregistration.  The purpose of the tender offer is therefore to provide the holders of the shares with liquidity in light of United Capital’s intentions to delist and deregister as well as provide stockholders the opportunity to sell a thinly traded security.  See Section 2.

How will United Capital pay for the shares?
Assuming we purchase 3,600,000 shares in the tender offer, $108,000,000 will be required to purchase such shares.  We currently possess the cash funds and marketable securities necessary to purchase 3,600,000 shares tendered in the tender offer and to pay related fees and expenses.  In addition, all of United Capital’s directors and executive officers, including the Chairman, have advised that they intend to tender all of the 1,576,000 shares underlying options that they currently own in the tender offer.  The tender offer is not conditioned upon the receipt of any financing.  See Sections 7 and 9.

How long do I have to tender my shares?
You may tender your shares until the tender offer expires.  The tender offer will expire on July 25, 2011 at 5:00 p.m., New York City time, unless we extend it.  If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the tender offer on your behalf.  We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline.  See Section 1.

We may choose to extend the tender offer for any reason, subject to applicable laws.  We cannot assure you, however, that we will extend the tender offer or, if we extend it, for how long.  If we extend the tender offer, we will delay the acceptance of any shares that have been tendered.  See Section 14.

How will I be notified if United Capital extends the tender offer?	We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.

What will happen if I do not tender my shares?
Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in us, subject to our right to issue additional shares of common stock and other equity securities in the future.  Following completion of the tender offer, United Capital intends to delist its common stock from the NYSE Amex and take all action necessary to deregister its common stock under the Exchange Act as we currently have less than 300 stockholders of record.  We anticipate that following delisting, our common stock will be quoted on the OTC Markets Group, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in our common stock.  We can provide no assurance that trading in our stock will continue in the OTC Markets Group or in any other forum.

Are there any conditions to the tender offer?	Yes. Our obligation to accept and pay for your tendered shares depends upon a number of the following conditions, including:

• No legal action shall have been proposed, instituted or pending, nor shall we have received notice of such action that challenges or otherwise relates to the tender offer or the availability of funds we intend to use to purchase shares in the tender offer.

• No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States, declaration of a banking moratorium or any suspension of payment in respect of banks in the United States, or any governmental or regulatory limitation or any event or adverse change in the financial or capital markets generally, that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States, shall have occurred.

• No commencement or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, shall have occurred.

Please see Section 7 for further information regarding the conditions that the tender offer is subject to.

How do I tender my shares?	To tender your shares, prior to 5:00 p.m., New York City time, on July 25, 2011 (unless the tender offer is extended):

• you must deliver your share certificate(s) and a properly completed and duly executed Letter of Transmittal to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase; or

• the Depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed Letter of Transmittal or “agent’s message”; or
• you must comply with the guaranteed delivery procedure.

If your shares are held through a broker, dealer, commercial bank or other nominee, you must request such broker, dealer, commercial bank or other nominee to effect the transaction for you.  You may also contact the Information Agent for assistance.

See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for shares participate in the tender offer?
Options to purchase shares cannot be tendered in the tender offer.  If you hold vested but unexercised options, you may exercise such options in accordance with the terms of our share-based compensation plans and United Capital’s policies and practices, and tender the shares received upon such exercise in accordance with the tender offer.  Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason.  You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your stock option exercise prices and the expiration date of your options and the provisions for pro rata purchases by United Capital.  We strongly encourage optionholders to discuss the tender offer with their own financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date.  See Section 3.

Once I have tendered shares in the tender offer, can I withdraw my tender?
You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on July 25, 2011, unless we extend the tender offer, in which case you may withdraw tendered shares until the tender offer, as so extended, expires.  If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after August 24, 2011.  See Section 4.

How do I withdraw shares I previously tendered?
You must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase.  Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of these shares.  Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3.  If you have tendered shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for withdrawal of your shares.

Has United Capital or our board of directors adopted a position on the tender offer?
Our board of directors, with Mr. A.F. Petrocelli abstaining, has approved the tender offer.  However, neither we nor our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your shares.  You must make your own decision as to whether to tender your shares and, if so, how many shares to tender.  See Sections 2 and 11.  In doing so, you should read carefully the information in this Offer to Purchase and in the Letter of Transmittal.

Will United Capital’s significant stockholders, directors and officers tender shares in the tender offer?
The following directors and executive officers of United Capital have indicated their non-binding intention to tender the following number of shares: A.F. Petrocelli, United Capital’s Chairman of the Board of Directors, President and Chief Executive Officer and beneficial owner with his wife Beverly Petrocelli of 73% of our outstanding common stock, 1,054,000 shares (consisting of 1,054,000 shares underlying options); Michael T. Lamoretti, United Capital’s Vice President-Real Estate Operations and a Director, 149,000 shares (includes 134,000 shares underlying options); Howard M. Lorber, a Director, 178,000 shares (including 40,000 shares underlying options and 100,000 shares owned by Lorber Alpha II, L.P., an entity in which Mr. Lorber may be deemed a control person); Robert M. Mann, a Director, 41,400 shares (including 40,000 shares underlying options); Anthony J. Miceli, United Capital’s Vice President, Chief Financial Officer, Secretary and a Director, 156,900 shares (including 134,000 shares underlying options); Arnold S. Penner, a Director, 60,000 shares (including 40,000 shares underlying options); and Michael J. Weinbaum, United Capital’s Vice President-Real Estate Operations and a Director, 159,036 shares (including 134,000 shares underlying options).  In addition, the wives of Messrs. Lamoretti and Weinbaum as trustees for their minor children have indicated their non-binding intention to tender on behalf of their children 363,600 and 363,600 shares, respectively, held in trust for the benefit of their minor children.  There can be no assurance that the persons described above will in fact tender or sell the number of shares indicated.  See Sections 2 and 11.

Following the tender offer, will United Capital continue as a public company?
Following completion of the tender offer, United Capital intends to delist its common stock from the NYSE Amex and terminate the registration of its common stock under the Exchange Act.  We anticipate that following delisting, our common stock will be quoted on the OTC Markets Group, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in our common stock.  If our common stock is traded on the OTC Markets Group, we intend to disclose certain financial and other information about us but such information will likely be less than what is required under the reporting obligations of the Exchange Act.  We can provide no assurance as to the amount of information about us that we will provide or that trading in our stock will continue in the OTC Markets Group or in any other forum.

Does the tender offer impact the ability of United Capital to delist and deregister?
We currently have below the minimum number of stockholders required for deregistration under the Exchange Act.  At the same meeting that the Board of Directors approved the tender offer, it also separately approved the voluntary delisting of common stock from NYSE Amex as well as the deregistration of our common stock from Exchange Act reporting requirements.  As we currently have less than 300 stockholders of record, the consummation of the tender offer does not enhance our ability or otherwise enable us to delist and deregister.

What happens if more than 3,600,000 shares are tendered in the tender offer?	We will purchase shares:
• first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the expiration date;

• second, after purchasing the shares from the “odd lot” holders, from all other stockholders who properly tender shares and who do not properly withdraw them before the expiration date, on a pro rata basis, subject to the conditional tender provisions described in Section 6, with appropriate adjustments to avoid purchases of fractional shares until we have purchased 3,600,000 shares; and

• third, only if necessary to permit us to purchase 3,600,000 shares, from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any shares are purchased in the tender offer as described in Section 6 (for which the condition was not initially satisfied) and not properly withdrawn before the expiration date by random lot, to the extent feasible.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.  Therefore, all of the shares that you tender on a conditional basis in the tender offer may not be purchased.  See Section 1.

When will United Capital pay for the shares I tender?
We will pay the purchase price, net to you in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment.  See Sections 1 and 5.

What is the recent market price of my United Capital shares?
On June 22, 2011, the last sale price for our shares reported on the NYSE Amex was $29.14 per share.  On June 16, 2011 the last day prior to the announcement of the tender offer, the last sale price of our shares as reported on the NYSE Amex was $27.34 per share.  You are urged to obtain current market quotations for the shares before deciding whether to tender your shares.  While our common stock has generally traded below $30.00 per share for the past several years, since January 1, 2009, the common stock has occasionally traded at prices higher than $30.00 per share.  As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale.  See Section 8.

Will I have to pay brokerage commissions if I tender my shares?
If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions.  If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable.  See Sections 1 and 3.

What are the United States federal income tax consequences if I tender my shares?
Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender.  In addition, the receipt of cash for your tendered shares will be treated either as (1) a sale or exchange eligible for capital gains treatment, or (2) a dividend.  Non-United States holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.  All stockholders should review the discussion in Sections 3 and 13 regarding material United States federal income tax issues and consult their own tax advisor regarding the tax consequences of the tender offer.

Will I have to pay any stock transfer tax if I tender my shares?
We will pay all stock transfer taxes unless payment is made to, or if shares not tendered or accepted for payment are to be registered in the name of, someone other than the registered holder, or tendered certificates are registered in the name of someone other than the person signing the letter of transmittal.  See Section 5.

To whom can I talk if I have questions?	The Information Agent can help answer your questions. The Information Agent is MacKenzie Partners, Inc. Its contact information is set forth on the back cover page of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This offer to purchase for cash, the documents incorporated by reference and other written reports and oral statements made from time to time by United Capital may contain forward-looking statements.  These statements are based on the current expectations and beliefs of our management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “can,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential” or “continue” or the negative of these terms or other comparable terminology.  In any forward-looking statement in which United Capital expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished.  Forward-looking statements involve a number of risks and uncertainties that are difficult to predict.  These statements are only predictions.  Risks and uncertainties and the occurrence of other events could cause actual results to differ materially from these predictions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this offer to purchase for cash, include the factors described in our Annual Report on Form 10-K for the year ended December 31, 2010, our Quarterly Report on Form 10-Q for the period ending March 31, 2011, and Current Reports on Form 8-K and other SEC filings.  Except as required by law, we are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events, or otherwise.

INTRODUCTION

To the Stockholders of United Capital Corp.:

United Capital Corp., a Delaware corporation (“United Capital”), is offering to purchase up to 3,600,000 shares of common stock, par value $0.10 per share, at a price of $30.00 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which, as amended and supplemented from time to time, together constitute the tender offer.  Unless the context otherwise requires, all references to shares shall refer to the shares of common stock, par value $0.10 per share, of United Capital.

Only shares properly tendered and not properly withdrawn pursuant to the tender offer will be purchased, upon the terms and subject to the conditions of the tender offer.  However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, all of the shares tendered may not be purchased if more than the number of shares United Capital seeks are properly tendered.  Shares tendered but not purchased pursuant to the tender offer will be returned at United Capital’s expense promptly after the expiration date.  See Section 1.

The tender offer will expire at 5:00 p.m., New York City time, on July 25, 2011, unless the tender offer is extended.

THE TENDER OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED.  THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS.  SEE SECTION 7.

UNITED CAPITAL’S BOARD OF DIRECTORS WITH MR. A.F. PETROCELLI ABSTAINING, HAS APPROVED THE TENDER OFFER.  HOWEVER, NEITHER UNITED CAPITAL, THE UNITED CAPITAL BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES.  UNITED CAPITAL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION.  STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

THE FOLLOWING DIRECTORS AND EXECUTIVE OFFICERS OF UNITED CAPITAL HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER THE FOLLOWING NUMBER OF SHARES: A.F. PETROCELLI, UNITED CAPITAL’S CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND CHIEF EXECUTIVE OFFICER AND BENEFICIAL OWNER WITH HIS WIFE BEVERLY PETROCELLI, OF 73% OF OUR OUTSTANDING COMMON STOCK, 1,054,000 SHARES (CONSISTING OF 1,054,000 SHARES UNDERLYING OPTIONS); MICHAEL T. LAMORETTI, UNITED CAPITAL’S VICE PRESIDENT-REAL ESTATE OPERATIONS AND A DIRECTOR, 149,000 SHARES (INCLUDES 134,000 SHARES UNDERLYING OPTIONS); HOWARD M. LORBER, A DIRECTOR, 178,000 SHARES (INCLUDING 40,000 SHARES UNDERLYING OPTIONS AND 100,000 SHARES OWNED BY LORBER ALPHA II, L.P., AN ENTITY IN WHICH MR. LORBER MAY BE DEEMED A CONTROL PERSON); ROBERT M. MANN, A DIRECTOR, 41,400 SHARES (INCLUDING 40,000 SHARES UNDERLYING OPTIONS); ANTHONY J. MICELI, UNITED CAPITAL’S VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY AND A DIRECTOR, 156,900 SHARES (INCLUDING 134,000 SHARES UNDERLYING OPTIONS); ARNOLD S. PENNER, A DIRECTOR, 60,000 SHARES (INCLUDING 40,000 SHARES UNDERLYING OPTIONS); AND MICHAEL J. WEINBAUM, UNITED CAPITAL’S VICE PRESIDENT-REAL ESTATE OPERATIONS AND A DIRECTOR, 159,036 SHARES (INCLUDING 134,000 SHARES UNDERLYING OPTIONS).  IN ADDITION, THE WIVES OF MESSRS. LAMORETTI AND WEINBAUM AS TRUSTEES FOR THEIR MINOR CHILDREN HAVE INDICATED THEIR NON-BINDING INTENTION TO TENDER ON BEHALF OF THEIR CHILDREN 363,600 AND 363,600 SHARES, RESPECTIVELY, HELD IN TRUST FOR THE BENEFIT OF THEIR MINOR CHILDREN.  THERE CAN BE NO ASSURANCE THAT THE PERSONS DESCRIBED ABOVE WILL IN FACT TENDER OR SELL THE NUMBER OF SHARES INDICATED.  SEE SECTIONS 2 AND 11.

The purchase price will be paid net to the tendering stockholder in cash, without interest, for all the shares purchased.  Tendering stockholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of shares in the tender offer.  Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary.  Also, any tendering stockholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 that is included as part of the Letter of Transmittal or Form W-8BEN obtained from the Depositary may be subject to required United States federal income tax backup withholding equal to 28% of the gross proceeds payable to the tendering stockholder or other payee pursuant to the offer.  See Section 3.

As of June 22, 2011, United Capital had 9,194,931 issued and outstanding shares.  The 3,600,000 shares that United Capital is offering to purchase represent approximately 39.1% of the shares outstanding.  We have also been advised that Directors and Executive Officers holding options to purchase 1,576,000 shares in the aggregate intend to tender all of the 1,576,000 shares underlying these options.  Assuming all of these options are exercised and there are no other changes to the number of our issued and outstanding shares, we will have 10,770,931 outstanding shares and the 3,600,000 shares will constitute 33.4% of our outstanding common stock.  On June 22, 2011, the last reported sale price of the shares on the NYSE Amex was $29.14 per share.  On June 16, 2011, the last day prior to the announcement of the tender offer, the last sale price of our shares as reported on the NYSE Amex was $27.34 per share.  Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.  See Section 8.

THE TENDER OFFER

SECTION 1.  NUMBER OF SHARES

GENERAL.  Upon the terms and subject to the conditions of the tender offer, United Capital will purchase 3,600,000 shares, or such fewer number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer, at a price of $30.00 per share, net to the seller in cash, without interest.

The term “expiration date” means 5:00 p.m., New York City time, on July 25, 2011, unless and until United Capital, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by United Capital, shall expire.  See Section 14 for a description of United Capital’s right to extend, delay, terminate or amend the tender offer.  In the event of an over subscription of the tender offer as described below, shares tendered will be subject to proration, except for odd lots.  Except as described herein, withdrawal rights expire on the expiration date.

If (1)(a) United Capital increases or decreases the price to be paid for shares or (b) United Capital decreases the number of shares being sought or United Capital increases the number of shares being sought by more than 2%, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of any increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of ten business days from the date that notice of any increase or decrease is first published.  Notwithstanding the foregoing, we expressly reserve the right to purchase more than 3,600,000 shares pursuant to the tender offer without amending or extending the tender offer, provided that such increase does not result in an increase of greater than an additional 2% (or 72,000 shares).  For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

The tender offer is not conditioned upon obtaining financing or on any minimum number of shares being tendered.  The tender offer is, however, subject to other conditions.  See Section 7.

Only shares properly tendered and not properly withdrawn will be purchased, upon the terms and subject to the conditions of the tender offer.  However, because of the odd lot priority, proration and conditional tender provisions of the tender offer, all of the shares tendered will not be purchased if more than the number of shares United Capital seeks are properly tendered.  All shares tendered and not purchased pursuant to the tender offer, including shares not purchased because of conditional tenders, will be returned at United Capital’s expense promptly after the expiration date.  Stockholders also can specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer.  In the event a stockholder does not designate the order and fewer than all shares are purchased due to proration, the order of shares purchased will be selected by the Depositary.

If the number of shares properly tendered and not properly withdrawn prior to the expiration date is fewer than or equal to 3,600,000 shares, United Capital will, upon the terms and subject to the conditions of the tender offer, purchase all such shares.

PRIORITY OF PURCHASES.  Upon the terms and subject to the conditions of the tender offer, if greater than 3,600,000 shares have been properly tendered and not properly withdrawn prior to the expiration date, United Capital will purchase properly tendered shares on the basis set forth below:

(1) First, United Capital will purchase all shares properly tendered and not properly withdrawn prior to the expiration date by any odd lot holder (as defined below) who:

(a) tenders all shares owned beneficially or of record by that odd lot holder (tenders of fewer than all the shares owned by that odd lot holder will not qualify for this preference); and

(b) completes the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

(2) Second, after the purchase of all of the shares tendered by odd lot holders, subject to the conditional tender provisions described in Section 6, United Capital will purchase all other shares properly tendered and not properly withdrawn prior to the expiration date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until United Capital has purchased 3,600,000 shares.

(3) Third, only if necessary to permit to purchase 3,600,000 shares, United Capital will purchase shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, by random lot, to the extent feasible.  To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased.

ODD LOTS.  For purposes of the tender offer, the term “odd lots” shall mean all shares properly tendered prior to the expiration date and not properly withdrawn by any person referred to as an “odd lot holder” who owns beneficially or of record an aggregate of fewer than 100 shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery.  To qualify for this preference, an odd lot holder must tender all shares owned beneficially or of record by the odd lot holder in accordance with the procedures described in Section 3.  As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares.  This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have share certificates representing fewer than 100 shares.  By accepting the tender offer, an odd lot holder who holds shares in its name and tenders its shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable odd lot discounts in a sale of the odd lot holder’s shares.  Any odd lot holder wishing to tender all of its shares pursuant to the tender offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

PRORATION.  If proration of tendered shares is required, United Capital will determine the final proration factor and commence payment for any shares purchased pursuant to the tender offer, promptly following the expiration date.  Subject to adjustment to avoid the purchase of fractional shares, proration for each stockholder tendering shares, other than odd lot holders, shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, subject to conditional tenders.

As described in Section 13, the number of shares that United Capital will purchase from a stockholder pursuant to the tender offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to that stockholder’s decision whether or not to tender shares and whether or not to condition any tender upon the purchase of a minimum number of shares held by such stockholder.  The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of shares being purchased.  See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on United Capital’s stockholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

SECTION 2.  PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER; PLANS AND PROPOSALS

PURPOSE OF THE TENDER OFFER.  As described in this Offer to Purchase, our Board of Directors has approved a delisting of our common stock from the NYSE Amex.  Since we may have stockholders who no longer wish to remain stockholders of a company whose shares are traded in the over-the-counter market, we believe the tender offer will enable such stockholders to sell their United Capital shares before our shares are no longer traded on the NYSE Amex.  Without the tender offer, the Board of Directors believes it would be difficult for such stockholders to sell their shares prior to a delisting because our shares have remained very thinly traded and have provided little liquidity for United Capital’s stockholders.  During the one year period immediately preceding the announcement of the tender offer on June 17, 2011, the average daily trading volume of the shares has been approximately 2,400 shares per trading day.  The purpose of the tender offer is also to provide the public stockholders with liquidity and a price for their shares that has generally not been available in the market for some time.  United Capital believes that the public trading market for the shares will continue to be characterized by low trading volume.  Since January 1, 2009 the shares have only briefly traded above $30.00 per share and have generally most frequently traded between $21.00 and $26.00 per share.  Additionally, A.F. Petrocelli and his wife, Beverly Petrocelli, beneficially own approximately 73% of the issued and outstanding shares and consequently, only a relatively small percentage of shares is available for public trading.  As a result, there is a limited market for the shares and low trading volumes make it difficult for stockholders to sell large blocks of shares.  The tender offer provides all of the stockholders with an opportunity to sell their shares at a price higher than those recently available in the public market and without the liquidity limitations characterized by that market.

On June 16, 2011, our Board of Directors approved the voluntary delisting of our common stock from the NYSE Amex, and the voluntary deregistration of our common stock from the reporting requirements of the Exchange Act.  On June 16, 2011, the United Capital board of directors, with A.F. Petrocelli abstaining, also authorized United Capital to enter into this tender offer and approved spending up to $108,000,000 to repurchase shares tendered.  Following completion of the tender offer, United Capital intends to delist the shares from trading on the NYSE Amex and, if we continue to have less than 300 stockholders of record, to deregister its common stock from the reporting requirements of the Exchange Act.  As a result, we anticipate that following delisting, our common stock will be quoted on the OTC Markets Group, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in our common stock.  This will require at least one market maker to quote our common shares on the OTC Markets Group, after the market maker complies with certain filing and disclosure rules or by complying with the unsolicited customer order rule.  There is no assurance that either we or a market maker will comply with those rules.  More information about the OTC Markets Group can be obtained from its website at http://www.otcmarkets.com.  If our common stock is traded on the OTC Markets Group, we intend to disclose certain financial and other information about us but such information will likely be less than what is required under the reporting obligations of the Exchange Act.  We can provide no assurance as to the amount of information about us that we will provide or that trading in our stock will continue in the OTC Markets Group or in any other forum.

Termination of registration of the shares under the Exchange Act will eliminate the substantial time and costs, both general and administrative, attendant to maintaining United Capital’s status as a reporting company under the Exchange Act.  In addition to expending the time of its management, United Capital incurs significant legal, accounting and other expenses in connection with the preparation of annual and other periodic reports.  These costs include review of periodic reports to the SEC (such as Forms 10-K and Forms 10-Q), legal and accounting fees relating to such matters, annual fees for United Capital’s transfer agent, fees relating to the listing of its common stock on the NYSE Amex, directors' fees and costs associated with communications with stockholders.  These costs do not include the salaries and time of employees of United Capital who devote attention to these matters.  As a result of the termination of registration, Stockholders will have less access to information concerning us than they would have if we continued to be subject to the reporting requirements of the Exchange Act.

The shares purchased in the tender offer will return to the status of authorized but unissued shares of capital stock of United Capital and may be reissued from time to time as determined by the board of directors.  United Capital has no current plans for the issuance of the shares repurchased pursuant to the tender offer.

UNITED CAPITAL’S BOARD OF DIRECTORS, WITH A.F. PETROCELLI ABSTAINING, HAS APPROVED THE TENDER OFFER.  HOWEVER, NEITHER UNITED CAPITAL, UNITED CAPITAL’S BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES.  UNITED CAPITAL HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION.  STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT THEIR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

The following directors and executive officers of United Capital have indicated their non-binding intention to tender the following number of shares: A.F. Petrocelli, United Capital’s Chairman of the Board of Directors, President and Chief Executive Officer and beneficial owner with his wife Beverly Petrocelli of 73% of our outstanding common stock, 1,054,000 shares (consisting of 1,054,000 shares underlying options); Michael T. Lamoretti, United Capital’s Vice President-Real Estate Operations and a director, 149,000 shares (includes 134,000 shares underlying options); Howard M. Lorber, a director, 178,000 shares (including 40,000 shares underlying options and 100,000 shares owned by Lorber Alpha II, L.P., an entity in which Mr. Lorber may be deemed a control person); Robert M. Mann, a director, 41,400 shares (including 40,000 shares underlying options); Anthony J. Miceli, United Capital’s Vice President, Chief Financial Officer, Secretary and a Director, 156,900 shares (including 134,000 shares underlying options); Arnold S. Penner, a Director, 60,000 shares (including 40,000 shares underlying options); and Michael J. Weinbaum, United Capital’s Vice President-Real Estate Operations and a Director, 159,036 shares (including 134,000 shares underlying options).  In addition, the wives of Messrs. Lamoretti and Weinbaum as trustees for their minor children have indicated their non-binding intention to tender on behalf of their children 363,600 and 363,600 shares, respectively held in trust for the benefit of their minor children.  There can be no assurance that the persons described above will in fact tender or sell the number of shares indicated.  See Sections 2 and 11.

CERTAIN EFFECTS OF THE TENDER OFFER.  Upon the completion of the tender offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in United Capital subject to United Capital’s right to issue additional shares of common stock and other equity securities in the future.  Shares that United Capital acquires pursuant to the tender offer will be canceled and will have the status of authorized but unissued shares.

The shares are currently registered under the Exchange Act, which requires, among other things, that United Capital furnish information to its stockholders and to the SEC and comply with the SEC’s proxy rules in connection with meetings of stockholders.  However, United Capital currently has fewer than the minimum number of stockholders necessary to make it eligible to deregister under the Exchange Act.  Following completion of the tender offer, United Capital intends to delist its common stock from the NYSE Amex and, assuming it continues to be eligible for deregistration, deregister its common stock under the Exchange Act.  Following delisting, we anticipate that our common stock will be quoted on the OTC Markets Group, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in our common stock.  We can provide no assurance that trading in our stock will continue in the OTC Markets Group or in any other forum.

PLANS AND PROPOSALS.  Except as disclosed elsewhere in this Offer to Purchase with respect to the sixth, seventh and eighth bullets below or as may occur in the ordinary course of its business, United Capital currently has no plans, proposals or negotiations that relate to or would result in:

•	an extraordinary transaction, such as a merger, reorganization or liquidation, involving United Capital or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of United Capital’s assets or any of its subsidiaries’ assets;

•	any material change in United Capital’s present dividend rate or policy, indebtedness or capitalization;

•
any change in United Capital’s present board of directors or management, including, but not limited to, any plans or proposals to change the number or the term of directors, or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•	any other material change in United Capital’s corporate structure or business;

•	a class of United Capital’s equity security ceasing to be authorized to be quoted in an automated quotations system of a registered national securities association;

•	a class of United Capital’s equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of United Capital’s obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of United Capital, or the disposition by any person of securities of United Capital; or

•	any changes in United Capital’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of United Capital.

United Capital reserves the right to change its plans and intentions at any time, as it deems appropriate.

SECTION 3.  PROCEDURES FOR TENDERING SHARES

PROPER TENDER OF SHARES.  For shares to be tendered properly pursuant to the tender offer, (1) the share certificates (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an “agent’s message” (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the expiration date by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase, or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

Brokers, dealers, commercial banks, trust companies or other nominee holders of shares likely will have an earlier deadline for stockholders to act to instruct them to accept the tender offer on a their behalf.  Stockholders who hold shares through nominee holders are urged to immediately contact the nominee holder of their shares to determine the applicable deadline.

Odd lot holders who tender all shares must complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1.

Stockholders may tender shares subject to the condition that all or a specified minimum number of their shares be purchased.  Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” on the Letter of Transmittal, and, if appropriate, the Notice of Guaranteed Delivery.  It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased.  STOCKHOLDERS SHOULD CONSULT THEIR OWN FINANCIAL OR TAX ADVISOR WITH RESPECT TO THE EFFECT OF PRORATION OF THE TENDER OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER.  See Sections 6 and 13.

Stockholders who hold shares through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares.  Stockholders who hold their shares through nominee holders are urged to consult the nominee holders of their shares to determine whether transaction costs are applicable if they tender shares through the brokers or banks and not directly to the Depositary.

SIGNATURE GUARANTEES AND METHOD OF DELIVERY.  No signature guarantee is required: (1) if the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, shall include any participant in The Depositary Trust Company, referred to as the “book-entry transfer facility,” whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing is referred to as an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.  In all other cases, all signatures on any Letter of Transmittal for shares tendered thereby must be guaranteed by an Eligible Institution.  If a certificate for shares tendered is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made to, or certificates for shares not tendered or not accepted for payment are to be registered in the name of, a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signature guaranteed by an Eligible Institution.

In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of share certificates or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile thereof including any required signature guarantees, or an agent’s message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER.  IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.  IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY.  The Depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedure for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase before the expiration date, or (2) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the Depositary.

The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the Depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that United Capital may enforce such agreement against such participant.

FEDERAL BACKUP WITHHOLDING TAX.  Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee pursuant to the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption.  If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service.  Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the Depositary that the stockholder is not subject to backup withholding.  Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are exempted from the backup withholding and reporting requirements rules.  In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or any other equivalent form, signed under penalties of perjury, attesting to that stockholder’s exempt status.  The applicable form can be obtained from the Information Agent.  See Instructions 9 and 10 of the Letter of Transmittal.

To prevent federal backup withholding tax equal to 28% of the gross payments made to stockholders for shares purchased pursuant to the tender offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with the stockholder’s correct taxpayer identification number and provide other information by completing the substitute Form W-9 included with the Letter of Transmittal.  For a discussion of United States federal income tax consequences to tendering stockholders, see Section 13.

FEDERAL INCOME TAX WITHHOLDING ON FOREIGN STOCKHOLDERS.  Even if a foreign stockholder has provided the required certification as described in the preceding paragraph to avoid backup withholding, the Depositary will withhold United States federal income taxes at a rate of 30% of the gross payment payable to a foreign stockholder or his or her agent unless the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business of the foreign stockholder within the United States or that such proceeds are subject to capital gains treatment.  For this purpose, a foreign stockholder is any stockholder that is not a “United States holder” (as defined in Section 13).  In order to obtain a reduced rate of withholding under a tax treaty, a foreign stockholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or any other equivalent form.  In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the tender offer are effectively connected with the conduct of a trade or business within the United States, a foreign stockholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI or any other equivalent form and either one of the conditions set forth in the next two sentences are satisfied.  A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder satisfies one of the “Section 302 tests” for capital gain treatment described in Section 13 or is otherwise able to establish that no withholding or a reduced amount of withholding is due.  Federal backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of federal income tax withholding.

Foreign stockholders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction of or an exemption from withholding tax, and the refund procedure.  See Instructions 9 and 10 of the Letter of Transmittal.

GUARANTEED DELIVERY.  If a stockholder desires to tender shares pursuant to the tender offer and the certificates for the stockholder’s shares are not immediately available or the stockholder cannot deliver certificates for its shares and all other required documents to the Depositary before the expiration date, or the stockholder’s shares cannot be delivered before the expiration date under the procedure for book-entry transfer, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•
the Depositary receives by mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form United Capital has provided with this Offer to Purchase, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•
the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

STOCK OPTIONS.  Options to purchase shares cannot be tendered in the tender offer.  Holders of vested but unexercised options may exercise such options in accordance with the terms of United Capital’s share-based compensation plans and United Capital’s policies and practices, and tender the shares received upon such exercise in accordance with the tender offer.  Exercises of options cannot be revoked even if some or all of the shares received upon the exercise thereof and tendered in the tender offer are not purchased pursuant to the tender offer for any reason.  Holders of vested but unexpired options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them based on their stock option exercise prices and the expiration date of their options, the tender price and the provisions for pro rata purchases by United Capital.  United Capital strongly encourages optionholders to discuss the tender offer with their own financial or tax advisor.

Please be advised that it is the optionholder’s responsibility to tender shares in the tender offer to the extent such holder wants to participate and it may be difficult to secure delivery of shares issued pursuant to vested stock options in a time period sufficient to allow tender of those shares prior to the expiration date.

RETURN OF UNPURCHASED SHARES.  If any tendered shares are not purchased pursuant to the tender offer or are properly withdrawn before the expiration date, or if fewer than all shares evidenced by share certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS.  All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by United Capital, in its sole discretion, and United Capital’s determination will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.  United Capital reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which United Capital determines may be unlawful.  United Capital also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, whether or not United Capital waives similar defects or irregularities in the case of any other stockholder, and United Capital’s interpretation of the terms of the tender offer will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.  In the event a condition to the tender offer is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders.  No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by United Capital.  None of United Capital, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any tender, nor will any of them incur any liability for failure to give this notice.

TENDERING STOCKHOLDER’S REPRESENTATION AND WARRANTY; UNITED CAPITAL’S ACCEPTANCE CONSTITUTES AN AGREEMENT.  A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to United Capital that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (a) the subject securities, or (b) securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.  United Capital’s acceptance for payment of shares tendered pursuant to the tender offer will constitute a binding agreement between the tendering stockholder and United Capital upon the terms and conditions of the tender offer.

LOST OR DESTROYED CERTIFICATES.  Stockholders whose share certificate for part or all of their shares has been lost, stolen, destroyed or mutilated may contact the Depositary at (212) 509-4000 (ext. 536) for instructions as to obtaining the necessary documents.  Those documents will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment.  A bond will be required to be posted by the stockholder to secure against the risk that the share certificates may be subsequently recirculated.  Stockholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Share certificates, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, including any signature guarantees, and any other required documents must be delivered to the Depositary and not to United Capital or the Information Agent.  Any such documents delivered to United Capital or the Information Agent will not be forwarded to the Depositary and, therefore, will not be deemed to be properly tendered.

SECTION 4.  WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of shares pursuant to the tender offer are irrevocable.  Shares tendered pursuant to the tender offer may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by United Capital pursuant to the tender offer, also may be withdrawn at any time after August 24, 2011.  Stockholders who tendered their shares by giving instructions to a bank, broker, dealer, trust company or other nominee must instruct that person to arrange for the withdrawal of their shares.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase.  Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares.  If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the tendering stockholder also must submit the serial numbers shown on the share certificates for those shares to be withdrawn to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the shares have been tendered for the account of an Eligible Institution.  If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with the book-entry transfer facility’s procedure.

All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by United Capital, in its sole discretion, and United Capital’s determination will be final and binding, subject to a court of law having jurisdiction regarding such matters.  United Capital reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any stockholder, whether or not United Capital waives similar defects or irregularities in the case of any other stockholder.  None of United Capital, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

Withdrawals may not be rescinded and any shares properly withdrawn thereafter will be deemed not properly tendered for purposes of the tender offer, unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

If United Capital extends the tender offer, is delayed in its purchase of shares or is unable to purchase shares pursuant to the tender offer for any reason, then, without prejudice to United Capital’s rights under the tender offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of United Capital, and these shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.  The right to retain shares is subject to United Capital’s legal obligation to pay for shares properly tendered and not properly withdrawn promptly following the expiration date (subject to the terms and conditions of the tender offer) or to return the tendered securities promptly after the termination of the tender offer.

SECTION 5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE

Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, United Capital will accept for payment and pay for, and thereby purchase, all shares properly tendered and not properly withdrawn prior to the expiration date.  For purposes of the tender offer, United Capital will be deemed to have accepted for payment, and therefore purchased shares, that are properly tendered and not properly withdrawn, subject to the proration and conditional tender provisions of the tender offer, only when, as and if it gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the tender offer.

Upon the terms and subject to the conditions of the tender offer, promptly after the expiration date, United Capital will accept for payment and pay the per share purchase price of $30.00 for 3,600,000 shares, subject to increase as provided in Section 14, if properly tendered and not properly withdrawn, or such fewer number of shares as are properly tendered and not properly withdrawn.  In all cases, payment for shares tendered and accepted for payment pursuant to the tender offer will be made promptly, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely book-entry confirmation of shares into the Depositary’s account at the book-entry transfer facility;

•
a properly completed and duly executed Letter of Transmittal, or manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an agent’s message, in the case of a book-entry transfer; and

•	any other required documents.

United Capital will pay for shares purchased pursuant to the tender offer by depositing the aggregate purchase price for these shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from United Capital and transmitting payment to the tendering stockholders.

In the event of proration, United Capital will determine the proration factor and pay for those tendered shares accepted for payment promptly after the expiration date.  Certificates for all shares tendered and not purchased, including shares not purchased due to conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at United Capital’s expense promptly after the expiration date or termination of the tender offer.

Under no circumstances will interest on the purchase price be paid by United Capital regardless of any delay in making the payment.  In addition, if certain events occur, United Capital may not be obligated to purchase shares pursuant to the tender offer.  See Section 7.

United Capital will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased pursuant to the tender offer.  If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the tender offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 6 of the Letter of Transmittal.

SECTION 6.  CONDITIONAL TENDER OF SHARES

Subject to the exceptions for odd lot holders, in the event of an over-subscription of the tender offer, shares tendered prior to the expiration date will be subject to proration.  See Section 1.  As discussed in Section 13, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender.  Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered must be purchased if any shares tendered by such stockholder are purchased.  Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and if applicable, the Notice of Guaranteed Delivery.  It is the tendering stockholder’s responsibility to determine the number of shares to be purchased.  Each stockholder is urged to consult with his or her own financial or tax advisor.

After the tender offer expires, if more than 3,600,000 shares are properly tendered and not properly withdrawn and United Capital must prorate its acceptance of and payment for tendered shares, United Capital will calculate a preliminary proration percentage, after taking into account the priority given to odd lot holders, based upon all shares properly tendered, conditionally or unconditionally, and not properly withdrawn.  If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the tender will automatically be regarded as withdrawn (except as provided in the next paragraph).  All shares tendered by a stockholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned promptly after the expiration date at United Capital’s expense.

After giving effect to these withdrawals, United Capital will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary.  If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below 3,600,000 then, to the extent feasible, United Capital will select enough of the conditional tenders that would otherwise have been withdrawn to permit United Capital to purchase 3,600,000 shares.  In selecting among the conditional tenders, United Capital will select by random lot treating all tenders by a particular stockholder as a single lot and will limit its purchase in each case to the designated minimum of shares to be purchased.  Conditional tenders will be selected by lot only from stockholders who tender all of their shares.

SECTION 7.  CONDITIONS OF THE TENDER OFFER

Notwithstanding any other provision of the tender offer, United Capital will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act if any of the following events or circumstance shall have occurred (or shall have been determined by United Capital in its reasonable judgment to have occurred):

(1) there shall have been proposed, instituted or pending, or United Capital shall have received notice of, any legal action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency, tribunal or arbitrator or arbitral panel that directly or indirectly (a) challenges or seeks to challenge the making of the tender offer or the acquisition of some or all of the shares pursuant to the tender offer, (b) delays or restricts or seeks to delay or restrict United Capital’s ability to, or renders or seeks to render United Capital unable to, accept for payment some or all of the shares pursuant to the tender offer, (c) relates to or attempts to restrict the availability of funds United Capital intends to use to purchase shares in the tender offer, or (d) otherwise relates in any manner to the tender offer or seeks to obtain material damages in respect of the tender offer;

(2) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or United Capital or any of its subsidiaries, by any court or any authority, agency, tribunal or arbitrator or arbitral panel that, in United Capital’s reasonable judgment, would or might, directly or indirectly, (a) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, or (b) delay or restrict the ability of United Capital, or render United Capital unable, to accept for payment or pay for some or all of the shares under the tender offer;

(3) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (c) the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, including, but not limited to, an act of terrorism, or (d) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof.

(4) A tender or exchange offer for some or all of the shares (other than the tender offer) or a proposal with respect to a merger, consolidation or other business combination with or involving us or any subsidiary shall have been made by another person;

(5) Any entity, person or “group” (as the term is used in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership of more than 5% of our outstanding shares, or any new group shall have been formed which beneficially owns more than 5% of the outstanding shares; or

(6) Any change or changes shall have occurred in our business, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects or our subsidiaries.

The foregoing conditions are for the sole benefit of United Capital and may be asserted by United Capital regardless of the circumstances giving rise to any of these conditions, and may be waived by United Capital, in whole or in part, at any time and from time to time in its sole discretion.  United Capital’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time.  In certain circumstances, if United Capital waives any of the conditions described above, United Capital may be required to extend the expiration date.  Any determination or judgment by United Capital concerning the events described above will be final and binding on all parties, subject to a court of law having jurisdiction regarding such matters.

SECTION 8.  PRICE RANGE OF SHARES; DIVIDENDS

United Capital’s common stock is traded on the NYSE Amex under the symbol “AFP”.  The following table sets forth the high and low sales prices per share reported on the applicable exchange or market for each of the fiscal periods indicated.

	High	Low
Year Ending December 31, 2011
First Quarter	$32.67	$25.30
Second Quarter (through June 22, 2011)	$29.31	$23.69
Year Ended December 31, 2010
First Quarter	$26.15	$21.85
Second Quarter	$27.41	$20.33
Third Quarter	$26.43	$20.50
Fourth Quarter	$33.05	$24.50
Year Ended December 31, 2009
First Quarter	$21.89	$13.95
Second Quarter	$23.45	$16.30
Third Quarter	$25.00	$17.70
Fourth Quarter	$24.17	$17.55

On June 22, 2011, the last reported sale price of the shares on the NYSE Amex was $29.14 per share.  On June 16, 2011, the last day prior to the announcement of the tender offer, the last reported sale price of our shares on the NYSE Amex was $27.34 per share.

  As shown in the table, since January 1, 2009, while our common stock has generally traded at prices below $30.00 per share, the common stock has occasionally traded at prices higher than $30.00 per share.  As a result, it is possible that you may receive less for your shares if you tender them than you would receive in a market sale of your shares.  Stockholders are urged to obtain current market quotations for their shares before deciding whether to tender shares pursuant to the tender offer.

United Capital has not paid any dividends on its common stock during the periods presented above.

SECTION 9.  SOURCE AND AMOUNT OF FUNDS

Assuming United Capital purchases 3,600,000 shares in the tender offer, $108,000,000 will be required to purchase such shares.  United Capital currently possesses the cash funds and marketable securities necessary to purchase shares tendered in the tender offer, as well as to pay related fees and expenses.  In addition, all of United Capital’s directors and executive officers, including the Chairman, have advised that they intend to tender all of the 1,576,000 shares underlying options that they currently own in the tender offer.  The tender offer is not conditioned upon the receipt of any financing.  See Section 7.  United Capital does not have any alternative financing plans for this tender, including any borrowings.

SECTION 10.  CERTAIN INFORMATION CONCERNING UNITED CAPITAL

United Capital, incorporated in 1980 in the State of Delaware, currently has three industry segments:

1.	Real Estate Investment and Management.

2.	Hotel Operations.

3.	Engineered Products.

United Capital also invests excess available cash in marketable securities and other financial instruments.

Corporate Developments

AVAILABLE INFORMATION.  United Capital is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports and other information relating to its business, financial condition and other matters.  United Capital is required to disclose in these periodic reports certain information, as of particular dates, concerning the United Capital directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of United Capital and any material interest of such persons in transactions with United Capital.  Pursuant to Rule 13e-4(c)(2) under the Exchange Act, United Capital has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer.  This material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549.  The SEC also maintains a web site on the Internet at http://www.sec.gov that contains periodic reports and information statements and other information regarding registrants that file electronically with the SEC.

INCORPORATION BY REFERENCE.  The rules of the SEC allow United Capital to “incorporate by reference” information into this Offer to Purchase, which means that United Capital can disclose important information to you by referring you to another document filed separately with the SEC.  The following documents contain important information about United Capital and United Capital incorporates them herein by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 30, 2011;

•	Annual Report Amendment on Form 10-K/A for the fiscal year ended December 31, 2010, filed with the SEC on April 29, 2011;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on May 11, 2011; and

•	Current Reports on Form 8-K, filed with the SEC on February 23, 2011, June 10, 2011, June 15, 2011 and June 22, 2011.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Stockholders can obtain any of the documents incorporated by reference in this Offer to Purchase from United Capital or from the SEC’s web site at the address described above.  Documents incorporated by reference are available from United Capital without charge, excluding any exhibits to those documents.  Stockholders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from United Capital at 9 Park Place, Great Neck, New York 11021; telephone: (516) 466-6464.  Any stockholder requesting information should be sure to include his or her complete name and address in the request.

SECTION 11.  INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES.

As of June 22, 2011, United Capital had 9,194,931 issued and outstanding shares.  The 3,600,000 shares that United Capital is offering to purchase represent approximately 39.1% of the shares outstanding on June 22, 2011.  We have been advised that Directors and Executive Officers holding options to purchase 1,576,000 shares in the aggregate intend to tender all of the 1,576,000 shares underlying these options.  Assuming all of these options are exercised and there are no other changes to the number of our issued and outstanding shares we will have 10,770,931 issued and outstanding shares immediately prior to the consummation of the tender offer and the 3,600,000 shares will constitute 33.4% of the shares outstanding.

United Capital’s directors and executive officers are entitled to participate in the tender offer on the same basis as other stockholders.  The following Directors and Executive Officers of United Capital have indicated their non-binding intention to tender the following number of shares:  A.F. Petrocelli, United Capital’s Chairman of the Board of Directors, President and Chief Executive Officer and beneficial owner with his wife Beverly Petrocelli of 73% of our outstanding common stock, 1,054,000 shares (consisting of 1,054,000 shares underlying options); Michael T. Lamoretti, United Capital’s Vice President-Real Estate Operations and a Director, 149,000 shares (includes 134,000 shares underlying options); Howard M. Lorber, a Director, 178,000 shares (including 40,000 shares underlying options and 100,000 shares owned by Lorber Alpha II, L.P., an entity in which Mr. Lorber may be deemed to be a control person); Robert M. Mann, a Director, 41,400 shares (including 40,000 shares underlying options); Anthony J. Miceli, United Capital’s Vice President, Chief Financial Officer, Secretary and a Director, 156,900 shares (including 134,000 shares underlying options); Arnold S. Penner, a Director, 60,000 shares (including 40,000 shares underlying options); and Michael J. Weinbaum, United Capital’s Vice President-Real Estate Operations and a Director, 159,036 shares (including 134,000 shares underlying options).  In addition, the wives of Messrs. Lamoretti and Weinbaum as trustees for their minor children have indicated their non-binding intention to tender on behalf of their children 363,600 and 363,600 shares, respectively, held in trust for the benefit of their minor children.  There can be no assurance that the persons described above will in fact tender or sell the number of shares indicated.  See Sections 2 and 11.

As of June 22, 2011, the directors and executive officers of United Capital as a group (7 persons) beneficially owned 8,267,784 shares (which number includes 1,576,000 shares issuable upon exercise of options which are exercisable currently, or 76.8% of the total outstanding shares on that date.  Depending on the results of the tender offer, including the effects of proration, the percentage of outstanding shares beneficially owned by United Capital’s directors and officers who either tender shares in the tender offer or sell shares in the open market during the pendency of the tender offer may decrease or increase depending on the number of shares that are tendered by such director and officer.  United Capital’s directors and officers who do not tender shares in the tender offer or sell shares in the open market during the pendency of the tender offer will realize an increase in the percentage of outstanding shares that they beneficially own.

The following table sets forth information regarding the number of shares of our common stock beneficially owned on June 22, 2011 by:

•	each person who is known by us to beneficially own 5% or more of our common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers, as a group.

Except as otherwise set forth below, the address of each of the persons listed below is United Capital Corp., 9 Park Place, Great Neck, New York 11021.  Unless otherwise indicated, the common stock beneficially owned by a holder includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person, and also includes presently exercisable options to purchase shares of our common stock that have been granted under our incentive stock plans.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Class (9)

A.F. Petrocelli 9 Park Place Great Neck, NY 11021	7,523,448(1)(2)	73.4%

Beverly Petrocelli c/o 9 Park Place Great Neck, NY 11021	7,523,448(2)	73.4%

Anthony J. Miceli	156,900(3)	1.7%

Michael T. Lamoretti	149,000(4)	1.6%

Michael J. Weinbaum	159,036(5)	1.7%

Howard M. Lorber	178,000(6)	1.9%

Robert M. Mann	41,400(7)	*

Arnold S. Penner	60,000(8)	*

All executive officers and directors as a group (7 persons)	8,267,784(1)(3)(4)(5) (6)(7)(8)(9)	76.8%

___________________

* Represents beneficial ownership of less than 1%.

(1)
Mr. Petrocelli owns directly 5,469,448 shares of common stock and presently exercisable options to purchase 1,054,000 shares of common stock.  Also includes 1,000,000 shares held by Mrs. Petrocelli, the wife of Mr. Petrocelli.  Such shares may be deemed to be beneficially owned by Mr. Petrocelli.  Does not include shares held by the adult children or grandchildren of Mr. Petrocelli.  Mr. Petrocelli disclaims beneficial ownership of the shares held by his wife, adult children and grandchildren.

(2)
Mrs. Petrocelli is the wife of Mr. Petrocelli.  Includes 1,000,000 shares of common stock held by Mrs. Petrocelli and 6,523,448 shares held by Mr. Petrocelli (which includes presently exercisable options to purchase 1,054,000 shares of common stock).  Such shares may be deemed to be beneficially owned by Mrs. Petrocelli.  Mrs. Petrocelli disclaims beneficial ownership of all shares held by Mr. Petrocelli.  Does not include shares held by the adult children or grandchildren of Mrs. Petrocelli.  Mrs. Petrocelli disclaims beneficial ownership of the shares held by her husband, adult children and grandchildren.

(3)	Consists of 22,900 shares of common stock and presently exercisable options to purchase 134,000 shares of common stock.

(4)
Consists of 15,000 shares of common stock held by Mr. Lamoretti and presently exercisable options to purchase 134,000 shares of common stock.  Does not include 363,600 shares held in trust (with the wife of Mr. Lamoretti serving as trustee) for the benefit of the minor children of Mr. Lamoretti.  Mr. Lamoretti disclaims beneficial ownership of the shares held in trust for his children.

(5)
Consists of 25,036 shares of common stock held by Mr. Weinbaum and presently exercisable options to purchase 134,000 shares of common stock.  Does not include 363,600 shares held in trust (with the wife of Mr. Weinbaum serving as trustee) for the benefit of the minor children of Mr. Weinbaum.  Mr. Weinbaum disclaims beneficial ownership of the shares held in trust for his children.

(6)
Includes 38,000 shares of common stock owned by Mr. Lorber and 100,000 shares of common stock owned by Lorber Alpha II, L.P. (an entity in which Mr. Lorber may be deemed to be a control person).  Mr. Lorber disclaims beneficial ownership of all shares owned by Lorber Alpha II, L.P.  Also includes presently exercisable options to purchase 40,000 shares of common stock.

(7)	Consists of 1,400 shares of common stock and presently exercisable options to purchase 40,000 shares of common stock.

(8)	Consists of 20,000 shares of common stock and presently exercisable options to purchase 40,000 shares of common stock.

(9)
Includes the shares of common stock subject to options which are presently exercisable and held by directors and executive officers as a group for purposes of calculating the respective percentages of common stock owned by such individuals or by the executive officers and directors as a group.

AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS

Neither United Capital, nor any of its officers or directors has engaged in any transaction in United Capital stock within the last 60 days except as follows:

•	On May 19, 2011, United Capital purchased 300 shares at a purchase price of $24.94 per share.

•	On May 20, 2011, United Capital purchased 300 shares at a purchase price of $24.90 per share.

•	On May 25, 2011, United Capital purchased 250 shares at a purchase price of $24.94 per share.

•	On May 26, 2011, United Capital purchased 250 shares at a purchase price of $24.43 per share.

•	On May 31, 2011, United Capital purchased 316 shares at a purchase price of $24.91 per share.

•	On June 7, 2011, Howard M. Lorber exercised options to purchase 20,000 shares at a exercise price of $11.925 per share.

•	On June 7, 2011, Arnold S. Penner exercised options to purchase 20,000 shares at a exercise price of $11.925 per share.

•
On June 7, 2011, an employee of United Capital exercised options to purchase 6,000 shares at a exercise price of $11.925 per share and sold 5,000 shares to United Capital at a sale price of $25.39 per share.

•	On June 7, 2011, A.F. Petrocelli sold 400,000 shares to United Capital at a sale price of $25.39 per share.

•	On June 8, 2011, A.F. Petrocelli exercised options to purchase 600,000 shares at a exercise price of $11.925 per share

Prior to the announcement of the tender offer on June 17, 2011, we had authorization to repurchase approximately an additional 187,000 shares of our common stock under a stock buy-back plan, which will remain available for repurchases of common stock after the consummation of the tender offer.

Except as otherwise described or incorporated by reference in this Offer to Purchase or as described or incorporated by reference in United Capital’s Form 10-K for the year ended December 31, 2010, neither United Capital nor, to the best knowledge of United Capital, any of United Capital’s affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the tender offer or with respect to any of United Capital’s securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

SECTION 12.  LEGAL MATTERS; REGULATORY APPROVALS

United Capital is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of shares by United Capital as contemplated by the tender offer.  Should any approval or other action be required, United Capital presently contemplates that it will seek that approval or other action.  United Capital is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered pursuant to the tender offer pending the outcome of any such matter.  There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition.  The obligation of United Capital pursuant to the tender offer to accept for payment and pay for shares is subject to conditions.  See Section 7.

SECTION 13.  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the United States federal income tax consequences of the tender offer was, within the meaning of Internal Revenue Service Circular 230 Disclosure requirements, written for the purpose of promoting the tender offer, but it was not written or intended to be used, and cannot be used, by a stockholder or any other party for the purpose of avoiding sanctions, including federal tax penalties, under the Code.  You should consult your own tax advisor as to the particular United States federal income tax consequences to you of tendering shares pursuant to the tender offer and the applicability and effect of any state, local, or foreign tax laws and recent changes in applicable tax laws.

GENERAL.  The following summary describes the anticipated material United States federal income tax consequences to United States holders (as defined below) whose shares are tendered and accepted for payment pursuant to the tender offer.  This summary is based upon the Code, Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.  This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, partnerships or S corporations (and persons who own their interest in shares through a partnership or S corporation), expatriates of the United States, persons who are subject to alternative minimum tax, persons that have a “functional currency” other than the United States dollar, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. This summary also does not address the state, local or foreign tax consequences of participating in the tender offer.  You should consult your tax advisor as to the particular tax consequences to you of participation in this tender offer.  Those stockholders who do not participate in the tender offer should not incur any United States federal income tax liability from the tender offer.  Moreover, this summary assumes that the provisions of Section 5881 of the Code are not applicable to any payments made by United Capital pursuant to the tender offer.

In addition, except as otherwise specifically noted below, this summary applies only to holders of shares that are “United States holders.”  For purposes of this discussion, a “United States holder” means a holder of shares that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•
a trust, the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

Holders of shares who are not United States holders (“foreign stockholders”) are particularly urged to consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the tender offer and should also see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a record of all or a portion of any tax withholding.

Stockholders are urged to consult their tax advisors to determine the particular tax consequences to them of participating in the tender offer.

CHARACTERIZATION OF THE PURCHASE.  The purchase of a United States holder’s shares by United Capital pursuant to the tender offer will be a taxable transaction for United States federal income tax purposes.  As a consequence of the purchase, a United States holder will, depending on the United States holder’s particular circumstances, be treated either as having sold shares or as having received a distribution in respect of stock from United Capital.

Under Section 302 of the Code, a United States holder whose shares are purchased by United Capital pursuant to the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the United States holder’s equity interest in United Capital;

•	results in a “substantially disproportionate” redemption with respect to the United States holder; or

•	is “not essentially equivalent to a dividend” with respect to the United States holder.

One of the tests described above, collectively referred to as the “Section 302 tests,” must be satisfied in order for the purchase of shares by United Capital pursuant to the tender offer to be treated as a sale of shares for federal income tax purposes.

Complete Termination Test.  The purchase of a United States holder’s shares by United Capital pursuant to the tender offer will result in a “complete termination” of the United States holder’s equity interest in United Capital if all of the shares that are actually and constructively owned by the United States holder are sold pursuant to the tender offer.  If the tender offer is prorated, the shares not purchased due to such proration must be taken into account in determining whether a “complete termination” has occurred.  With respect to shares owned by certain related individuals, the holder may be entitled to and may waive, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the holder.  Holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

Substantially Disproportionate Test.  The purchase of a holder’s shares by United Capital pursuant to the tender offer will result in a “substantially disproportionate” redemption with respect to the holder if, among other things, the percentage of the then outstanding voting stock actually and constructively owned by the holder immediately after the purchase is less than 80% of the percentage of such shares actually and constructively owned by the holder immediately before the purchase (treating as outstanding all shares purchased pursuant to the tender offer), and immediately following the exchange, the holder actually and constructively owns less than 50% of the total combined voting power of United Capital.

Not Essentially Equivalent to a Dividend Test.  The purchase of a holder’s shares by United Capital pursuant to the tender offer will be treated as “not essentially equivalent to a dividend” if the reduction in the holder’s proportionate interest in United Capital as a result of the purchase constitutes a “meaningful reduction” given the holder’s particular circumstances.  Whether the receipt of cash by a stockholder who sells shares pursuant to the tender offer will be “not essentially equivalent to a dividend” will depend upon the stockholder’s particular facts and circumstances.  If, as a result of an exchange of shares for cash pursuant to the tender offer, a United States holder whose relative stock interest in United Capital is minimal (e.g., less than 1%) and who exercises no control over the corporate affairs of United Capital suffers any reduction in its proportionate interest in United Capital (including any ownership of shares constructively owned), the United States holder should generally be regarded as having suffered a meaningful reduction in its interest in United Capital.  Holders should consult their tax advisors as to the application of this test in their particular circumstances.

In determining whether any of the Section 302 tests has been met, a United States holder must take into account not only shares it actually owns, but also shares it constructively owns within the meaning of Section 318 of the Code (including shares that may be acquired through options that it owns or shares held by certain members of the United States holder’s family).  In addition, under certain circumstances it may be possible for a tendering United States holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the shares that are actually or constructively owned by the United States holder but that are not purchased pursuant to the tender offer.  Alternatively, a United States holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of shares by the United States holder or by a related party whose shares are constructively owned by the United States holder.  United States holders should consult their own tax advisors regarding the consequences of any such sales or acquisitions in their particular circumstances.

TREATMENT OF TENDER OFFER AS SALE OR EXCHANGE.  If a United States holder satisfies any of the Section 302 tests explained above, the United States holder will be treated as if it sold its shares to United Capital and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received pursuant to the tender offer and the United States holder’s adjusted tax basis in the shares surrendered in exchange therefore.  Such gain or loss will be long-term capital gain or loss if the United States holder’s holding period for the shares at the time of the exchange exceeds one year.  Specific limitations may apply to the deductibility of capital losses by United States holders.  Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by United Capital from a United States holder pursuant to the tender offer.  In certain circumstances, a holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender pursuant to the tender offer if less than all of its shares are tendered pursuant to the tender offer, and the order in which different blocks will be purchased by United Capital in the event of proration pursuant to the tender offer.  This right of designation is not available, however, with respect to shares held in the United Capital 401(k) Profit Sharing Plan and Trust.  United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.  Under the “wash sale” rules of Section 1091 of the Code, losses recognized on shares sold pursuant to the tender offer will be disallowed to the extent the United States holder acquires shares of United Capital within thirty days before or after the date the shares are purchased pursuant to the tender offer and in that event, the basis and holding period will be adjusted to reflect the disallowed loss.

TREATMENT OF TENDER OFFER AS A DIVIDEND OR DISTRIBUTION.  If a United States holder’s exchange of shares for cash pursuant to the tender offer does not satisfy any of the Section 302 tests, and therefore does not constitute a sale or exchange for U.S. federal income tax purposes, the receipt of cash by such United States holder pursuant to the tender offer will be treated as a distribution, and the United States holder’s tax basis in the shares exchanged generally will be added to any shares retained by the United States holder.  The distribution will be treated as a dividend to the extent of United Capital’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles.  To the extent that the amount of the distribution exceeds United Capital’ current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States holder’s adjusted tax basis in its shares, and any remaining portion will be taxable as capital gain.  Any such capital gain will be long-term capital gain if the United States holder’s holding period for the shares at the time of the exchange exceeds one year.  Provided that minimum holding period requirements and other limitations are met, dividend income with respect to non-corporate United States holders (including individuals) is eligible for United States federal income taxation at a maximum rate of 15%.  If a sale or exchange of shares for cash pursuant to the tender offer by a corporate United States holder is treated as a dividend, the corporate United States holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the “extraordinary dividend” provisions of section 1059 of the Code.  Corporate United States holders are urged to consult their tax advisors regarding (i) whether a dividends received deduction will be available to them and (ii) the application of section 1059 of the Code to the ownership and disposition of their shares.

OVERSUBSCRIPTION.  United Capital cannot predict whether or the extent to which the tender offer will be oversubscribed.  If the tender offer is oversubscribed, proration of tenders pursuant to the tender offer will cause United Capital to accept fewer shares than are tendered.  Therefore, no assurance can be given that United Capital will purchase a sufficient number of a United States holder’s shares pursuant to the tender offer to ensure that the United States holder receives sale treatment, rather than dividend treatment, for United States federal income tax purposes.  Accordingly, a tendering United States holder may choose to submit a “conditional tender” under the procedure described in Section 6, “Conditional Tender of Shares,” which allows the United States holder to tender shares subject to the condition that a specified minimum number of the United States holder’s shares must be purchased by United Capital if any shares so tendered are purchased.

FOREIGN STOCKHOLDERS.  As described in Section 3, generally the Depositary will withhold United States federal income tax at a rate of 30% from the gross proceeds paid pursuant to the tender offer to a foreign stockholder or his agent, unless (i) the foreign stockholder delivers to the Depositary an applicable properly completed and executed IRS Form W-8 (or successor form) before the payment is made, (ii) the Depositary determines that an exemption from, or a reduced rate of, withholding tax is available under a tax treaty, or (iii) the depository determines that an exemption from withholding otherwise applies or that proceeds received by the foreign stockholder are entitled to capital gains treatment.  A foreign stockholder may be eligible to obtain a refund of all or a portion of any tax withheld if the foreign stockholder meets any of the Section 302 tests described above.  See Section 3 for a discussion of the applicable United States withholding rules and the potential for a foreign stockholder being subject to reduced withholding and for obtaining a refund of all or a portion of any tax withheld.

STOCKHOLDERS WHO DO NOT RECEIVE CASH PURSUANT TO THE TENDER OFFER.  Stockholders whose shares are not purchased by United Capital pursuant to the tender offer should not incur any United States federal income tax liability as a result of the completion of the tender offer.

BACKUP WITHHOLDING.  See Section 3 with respect to the application of United States federal backup withholding tax.

Stockholders are urged to consult their tax advisor to determine the particular tax consequences to them of the tender offer, including without limitation the applicability and effect of the constructive ownership rules, any state, local and foreign tax laws, and any proposed changes in applicable tax laws.

SECTION 14.  EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT

United Capital expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by United Capital to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. United Capital also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement.  United Capital’s reservation of the right to delay payment for shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that United Capital must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.  United Capital further expressly reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 7 shall have occurred or shall be deemed by United Capital to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing the number of shares being sought in the tender offer.

Amendments to the tender offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date.  Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change.  Without limiting the manner in which United Capital may choose to make a public announcement, except as required by applicable law, United Capital shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release through Business Wire or another comparable service.

If United Capital materially changes the terms of the tender offer or the information concerning the tender offer, United Capital will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.  These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information.  If (1) United Capital increases or decreases the price to be paid for shares or decreases the number of shares being sought in the tender offer or United Capital increases the number of shares being sought by more than 2%, and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such ten business day period.

Notwithstanding the foregoing, we expressly reserve the right to purchase more than 3,600,000 shares pursuant to the tender offer without amending or extending the tender offer, provided that such increase does not result in an increase of greater than an additional 2% (or 72,000 shares).

SECTION 15.  FEES AND EXPENSES

United Capital has retained MacKenzie Partners, Inc. to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the tender offer.  The Information Agent may contact holders of shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners.  The Information Agent and Depositary will receive reasonable and customary compensation for their services as Information Agent and Depositary.  The Information Agent and Depositary will also be reimbursed by United Capital for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under United States federal securities laws.

No fees or commissions will be payable by United Capital to brokers, dealers, commercial banks or trust companies (other than fees to the Information Agent and Depositary) for soliciting tenders of shares pursuant to the tender offer.  Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the Depositary.  United Capital, however, upon request, will reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity.  No broker, dealer, commercial bank or trust company has been authorized to act as the agent of United Capital, the Information Agent or the Depositary for purposes of the tender offer.  United Capital will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares, except as otherwise provided in this Offer to Purchase and Instruction 6 in the Letter of Transmittal.

SECTION 16.   MISCELLANEOUS

United Capital is not aware of any U.S. jurisdiction where the making of the tender offer is not in compliance with applicable law.  If United Capital becomes aware of any U.S. jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, United Capital will make a good faith effort to comply with the applicable law.  If, after such good faith effort, United Capital cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that U.S. jurisdiction.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, United Capital has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer.  The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning United Capital.

Tendering stockholders should rely only on the information contained in this Offer to Purchase and the Letter of Transmittal.  United Capital has not authorized any person to make any recommendation on behalf of United Capital as to whether stockholders should tender or refrain from tendering shares in the tender offer.  United Capital has not authorized any person to give any information or to make any representation in connection with the tender offer other than those contained in this Offer to Purchase or in the Letter of Transmittal.  If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by United Capital, the Information Agent or Depositary.

June 24, 2011

The Letter of Transmittal and share certificates and any other required documents should be sent or delivered by each stockholder, or that stockholder’s broker, dealer, commercial bank, trust company or nominee, to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By Mail or Hand Delivery:	By Facsimile Transmission:

Continental Stock Transfer & Trust Company	For Eligible Institutions Only: (212) 616-7610
Attn: Reorganization Dept.
17 Battery Place, 8th Floor	For Telephonic Confirmation of Facsimile Receipt:
New York, NY 10004	(212) 509-4000 (ext. 536)

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth below.  You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

The Information Agent for the Tender Offer is:

105 Madison Avenue
New York, New York 10016

(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com